Exhibit 99.1

PGT ANNOUNCES THE ACQUISITION OF
HURRICANE WINDOW & DOOR TECHNOLOGIES’ INTELLECTUAL PROPERTY ASSETS
Intellectual Property underlying PGT’s market-leading PremierVue™ energy efficient, impact rated vinyl windows and doors

N. VENICE, FL – December 17, 2010 –PGT, Inc. (NASDAQ: PGTI), one of the nation’s leading manufacturers of residential impact-resistant windows and doors, today announced the acquisition of the intellectual property assets of Hurricane Window and Door Technologies of Fort Myers, FL. As previously announced in August 2009, PGT acquired the operating assets of The Hurricane Window and Door Factory and launched its PremierVue line of impact resistant vinyl windows which leads the market in terms of air, water, structural and energy ratings for the single and multi-family residential markets.  Through this acquisition, PGT acquired all of the intellectual property underlying the highly energy efficient PremierVue line of products, which were all specifically developed for the hurricane protection market.

“PGT’s core residential business continues to focus on the impact coastal markets.  Meeting the most stringent structural requirements has always been in our company DNA, but we are also committed to producing products which are highly energy efficient,” said Rod Hershberger, President and CEO.  “Our PremierVue line of impact resistant vinyl windows and doors includes a new sliding glass door which we will unveil at the International Builders’ Show in January 2011.  These vinyl products meet Miami-Dade County’s highest residential structural code requirements and reflect our continued commitment to lead the market and exceed our customers’ expectations.”

ABOUT PGT:
Founded in 1980, PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® and PremierVue™ Impact-Resistant Windows and Doors; PGT® Architectural Systems; PGT® SpectraGuard™; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information visit pgtindustries.com.

Contact:
Carole Reams
PGT Industries
941-480-1600
creams@pgtindustries.com